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                               INDEX TO EXHIBITS

 2.1 Agreement and Plan of Merger dated as of August 31, 2001, among Santa Fe International Corporation, Silver Sub, Inc., Gold Merger Sub, Inc. and Global Marine Inc. (Incorporated herein by this reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated September 4, 2001.)

 2.2 Shareholder Agreement dated as of August 31, 2001, between Global Marine Inc. and SFIC Holdings (Cayman), Inc. (Incorporated herein by this reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated September 4, 2001.)

10.1 Global Marine Personal Financial Planning Assistance Program for Senior Executive Officers, adopted August 16, 2001.

10.2 Global Marine Personal Financial Planning Assistance Program for Key Employees, adopted August 16, 2001.

10.3 Amended and Restated Employment Agreement dated as of August 16, 2001, among the Company, Global Marine Corporate Services Inc. and Robert E. Rose; and First Amendment thereto dated August 31, 2001.

10.4 Form of Severance Agreement dated August 16, 2001, between the Company and six executive officers, respectively.

10.5 Global Marine Severance Program for Shorebased Staff Personnel, as amended and restated effective August 16, 2001.

10.6 Resolution of the Compensation Committee of the Company's Board of Directors dated August 16, 2001, regarding Modification of Performance Stock Awards.

10.7 Resolution of the Compensation Committee of the Company's Board of Directors dated August 16, 2001, regarding Grant of Restricted Stock.

10.8 Resolution of the Company's Board of Directors dated August 31, 2001, regarding Director Compensation.

15.1 Letter of Independent Accountants regarding Awareness of Incorporation by Reference.